Exhibit 3.7

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:39 AM 10/17/2012
FILED 11:39 AM 10/17/2012
SRV 121137644 - 5229240 FILE

CERTIFICATE OF FORMATION

OF

BACK TO NATURE FOODS COMPANY, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Act, hereby certifies that:

1. The name of the limited liability company is Back to Nature Foods Company, LLC.

2. The name of its registered agent is National Registered Agents, Inc.The address of its office in the State of Delaware is: 160 Greentree Drive, Suite 101, Dover, DE 19904 (County of Kent).

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Back to Nature Foods Company, LLC this 16th day of October, 2012.

/s/ Lisa A. Schroeder
Lisa A. Schroeder, Authorized Person